Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 33-82366 on Form N-1A of our reports each dated November 27, 2012, relating to the financial statements and financial highlights of MassMutual Premier Funds, comprised of MassMutual Premier Money Market Fund, MassMutual Premier Short-Duration Bond Fund, MassMutual Premier Inflation-Protected and Income Fund, MassMutual Premier Core Bond Fund, MassMutual Premier Diversified Bond Fund, MassMutual Premier High Yield Fund, MassMutual Premier International Bond Fund, MassMutual Premier Balanced Fund, MassMutual Barings Dynamic Allocation Fund, MassMutual Premier Value Fund, MassMutual Premier Disciplined Value Fund, MassMutual Premier Main Street Fund, MassMutual Premier Capital Appreciation Fund, MassMutual Premier Disciplined Growth Fund, MassMutual Premier Small/Mid Cap Opportunities Fund, MassMutual Premier Global Fund, MassMutual Premier International Equity Fund, MassMutual Premier Focused International Fund, and MassMutual Premier Strategic Emerging Markets Fund (collectively the “MassMutual Premier Funds”) appearing in the Annual Reports on Forms N-CSR of MassMutual Premier Funds for the year ended September 30, 2012.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings – Other Disclosures,” “Independent Registered Public Accounting Firm”, and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 30, 2013